Exhibit 99.1

PRESS RELEASE

COLLINS & AIKMAN FLOORCOVERINGS, INC.

ANNOUNCES DEPARTURE OF ITS

CHIEF FINANCIAL OFFICER

Dalton, Georgia, (February 6, 2004)—Collins & Aikman Floorcoverings, Inc. (“C&A”), a Tandus company, today announced that Darrel V. McCay is leaving his positions as Vice President, Chief Financial Officer and Secretary of C&A and as a director of Tandus Group, effective immediately. Mac Bridger, CEO, expressed the Company’s gratitude for Mr. McCay’s 14 years of service.

The Company also announced today that Stephen Powell has been promoted to VP of Finance and will serve as interim Chief Financial Officer until a decision is made regarding a permanent replacement.

About C&A:

C&A manufactures high-performance modular tile and six-foot structured back carpeting for the commercial market. A recognized leader in environmental stewardship and the first carpet manufacturer in the world with a reclamation and recycling program and to produce 100% recycled-content vinyl backing. C&A’s sustainable warranty guarantees that all carpet returned will be recycled in its entirety and that no portion will be landfilled, incinerated or disposed of in any other way. More information can be found online at www.powerbond.com.

As part of Tandus, C&A works in tandem with Crossley Carpet Mills and Monterey Carpets to provide customized interiors solutions for its customers. Based in Dalton, Georgia, Tandus is a leading commercial floor coverings company.